SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 ASD GROUP, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   001988 10 4
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP NO.001988 10 4                      PAGE 2 OF 4  PAGES
         ---------------

---------------------------------------   --------------------------------------

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    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Gregory Horne

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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |_|
                                                                         (b) |_|

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    3        SEC USE ONLY

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    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

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                                           5        SOLE VOTING POWER

          NUMBER OF                                          178,104
            SHARES                   -------------------------------------------
         BENEFICIALLY                      6        SHARED VOTING POWER
           OWNED BY                  -------------------------------------------
             EACH                          7        SOLE DISPOSITIVE POWER
          REPORTING
            PERSON                                                 178,104
             WITH
                                     -------------------------------------------
                                           8        SHARED DISPOSITIVE POWER

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    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                178,104

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    10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             |X|
             This amount excludes 197,407 shares of Common Stock owned by Gary D. Horne, Mr. Gregory Horne's father. This amount also excludes 85,706 shares of Common Stock owned by Marion L. Horne Turcot, Mr. Gregory Horne's sister.

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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                11.3%

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    12       TYPE OF REPORTING PERSON*

                                                IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  2 of 4 pages


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ITEM 1(A).         NAME OF ISSUER:  ASD GROUP, INC.

ITEM 1(B).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   1 Industry Street
                   Poughkeepsie, New York 12603

ITEM 2(A).         NAME OF PERSON FILING:  Gregory Horne

ITEM 2(B).         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                   1 Industry Street
                   Poughkeepsie, New York 12603

ITEM 2(C).         CITIZENSHIP:  See Item 4 of Cover Page

ITEM 2(D).         TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2(E).         CUSIP NUMBER: 001988 10 4


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                   Not Applicable

ITEM 4.            OWNERSHIP:  See Items 5-11 of Cover Page

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON: Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not Applicable

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                   Not Applicable

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP:  Not Applicable

ITEM 10.           CERTIFICATION:  Not Applicable


                                  3 of 4 pages


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998


                                                     /s/ GREGORY HORNE
                                                     -------------------------
                                                         Gregory Horne


                                  4 of 4 pages